UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

________________

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26 2001

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	States of Incorporation	I.R.S. Employer I.D. Number
1-16163	WGL Holdings, Inc. 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
1-1483	Washington Gas Light Company 1100 H Street, N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Former name or former address, if changed since last report:    None

Item 5. Other Events

Item 5. Other Events

As previously reported, on June 20, 2001, WGL Holdings, Inc. (WGL Holdings or Company) entered into a Purchase Agreement with Merrill Lynch & Co., Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc. and Goldman, Sachs & Co. (the "Representatives") on behalf of several Underwriters named in the Purchase Agreement relating to the issue and sale of 1,790,000 shares of the Company's common stock (the "Initial Securities"). The Purchase Agreement authorized the Representatives to purchase up to an additional 268,500 shares of the common stock of WGL Holdings (Option Securities), at the same price to the public and with the same underwriting discounts and commissions as the Initial Securities and under terms specified in the Purchase Agreement for the Option Securities.

On June 26, 2001, the Representatives exercised their option to purchase from WGL Holdings 248,500 shares of the total 268,500 shares of Option Securities authorized under the Purchase Agreement. WGL Holdings will issue the 248,500 shares of its common stock at the same price as the Initial Securities sold under the Purchase Agreement. The initial share price under the Purchase Agreement was $26.73 per share, with underwriting discounts and commissions of $0.895 per share, resulting in a net share price to WGL Holdings of $25.835 per share for the Option Securities sold and net proceeds from the sale totaling approximately $6.4 million.

Net proceeds of the offering will be used for general corporate purposes of Washington Gas Light Company, the regulated public utility subsidiary of WGL Holdings, primarily capital expenditures and working capital requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                      WGL Holdings, Inc.
                                                                                              and
                                                                             Washington Gas Light Company
                                                                                          (Registrants)

Date                June 28, 2001                                   /s/Frederic M. Kline
                                                                                   Frederic M. Kline
                                                                     Vice President and Chief Financial Officer
                                                                             (Principal Financial Officer)